THERMOGENESIS REPORTS SIGNIFICANT IMPROVEMENT IN SEQUENTIAL FINANCIAL RESULTS FOR SECOND
QUARTER FISCAL 2010

REVENUES INCREASE 15 PERCENT AND NET LOSS REDUCED 33 PERCENT
VERSUS FIRST QUARTER FISCAL 2010

(RANCHO CORDOVA, CA), FEBRUARY 4, 2010—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products and services that process and store adult stem cells, today reported results for the second quarter and first six months of fiscal 2010.

For the second quarter ended December 31, 2009, the Company reported total revenues of $6.0 million, a 15 percent increase over sales of $5.2 million in the first quarter of fiscal 2010. Total revenues in the second quarter were flat versus the second quarter of fiscal 2009.

The Company recorded disposable revenues of $3.5 million in the second quarter of fiscal 2010, an increase of 16 percent over disposable sales of $3.0 million in the first quarter of 2010, and level with disposable revenues in the second quarter of fiscal 2009. Results in the second quarter of fiscal 2010 versus the first quarter of fiscal 2010 reflect an increase of approximately $.5 million in revenues associated with the Company’s core AXP® AutoXpress™ (AXP) disposable product.

In a separate press release today, the Company announced it had signed a new and enhanced AXP distribution deal with GE Healthcare. The contract, which runs through July 2012, includes requirements for incremental funding for marketing and market research by GE Healthcare. The agreement also provides incentives for both parties related to sales success, product quality and delivery.

The Company reported a net loss of $1.5 million, or $0.03 per share, in the second quarter of fiscal 2010, versus a net loss of $1.7 million, or $0.03 per share, in the same period a year ago. The results for the second quarter of fiscal 2010 represent a 33 percent reduction in net loss versus the net loss of $2.2 million, or $0.04 per share, in the prior quarter.

“We are pleased with the improvement in our financial performance which was driven by solid growth in revenues and continued management of operating expenses,” said J. Melville Engle, Chief Executive Officer of ThermoGenesis. “We continue to benefit from increasing market penetration of our AXP offering. We ended the second quarter with a backlog of $4.5 million, reflecting $3.4 million in AXP bag set orders recently received from GE Healthcare as they look to build their inventories and meet anticipated additional customer demand. We expect to fulfill this backlog in the third quarter. Additionally, MarrowXpress™ (MXP™) and Res-Q, our products used to process stem cells from bone marrow aspirates, gained increased adoption for their use in orthopedic procedures,” he noted.

In late January, the Company filed a form 510(k) with the FDA seeking market clearance for the use of its Res-Q™ 60 BMC (Res-Q) System technology in the preparation of platelet rich plasma, or PRP, from peripheral blood. “PRP is being used because its rich content of growth factors enhances wound healing. We have demonstrated in our laboratories that our Res-Q technology is well suited for the preparation of PRP. We are optimistic about the potential of this product opportunity,” said Engle.

“Our total revenues of $11.1 million for the first six months of fiscal 2010 represent a 22 percent increase over sales in the preceding six months. The Company’s improved financial performance during the first half of fiscal 2010 and the enhanced AXP distribution agreement with GE Healthcare are evidence that we are on track with our growth strategy as we move toward profitability in the fourth quarter. These six month results are a compelling scorecard of the new management team and reflect major positive changes within the Company, and with our products and customer service,” Engle said.

For the first six months of fiscal 2010, ThermoGenesis reported a net loss of $3.7 million, or $0.07 per share, compared with a net loss of $4.4 million, or $0.08 per share, in the first half of fiscal 2009.

Company’s Conference Call and Webcast

Management will host a conference call today at 2:00 PM Pacific (5:00 PM Eastern) to review the fiscal 2010 second quarter and first six months financial results.

Conference call details:
Dial-in (U.S.):	1-800-860-2442
Dial-in (International):	1-412-858-4600
Conference Name:	“ThermoGenesis”

To listen to the audio webcast of the call during or after the event, please visit http://www.thermogenesis.com/investors-webcasts-and-calls.aspx

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days.

To access the replay:
Access number (U.S.):	1-877-344-7529
Access number (International):	1-412-317-0088
Conference ID#:	385107

THERMOGENESIS CORP.
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,	June 30,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$4,469,000	$6,655,000
Short term investments	6,741,000	8,976,000
Accounts receivable, net	5,161,000	4,235,000
Inventories	4,648,000	5,233,000
Other current assets	337,000	662,000

Total current assets	21,356,000	25,761,000
Equipment	1,750,000	1,784,000
Other assets	208,000	110,000

	$23,314,000	$27,655,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,594,000	$1,781,000
Other current liabilities	2,578,000	3,057,000

Total current liabilities	4,172,000	4,838,000
Long-term liabilities	46,000	363,000
Stockholders’ equity	19,096,000	22,454,000

	$23,314,000	$27,655,000

THERMOGENESIS CORP.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net revenues	$5,955,000	$6,126,000	$11,148,000	$10,628,000
Cost of revenues	3,944,000	3,913,000	7,580,000	7,135,000

Gross profit	2,011,000	2,213,000	3,568,000	3,493,000

Expenses:
Selling, general and administrative	2,090,000	2,673,000	4,253,000	5,120,000
Research and development	1,400,000	1,298,000	2,994,000	2,898,000

Total operating expenses	3,490,000	3,971,000	7,247,000	8,018,000
Interest and other income, net	11,000	63,000	22,000	151,000

Net loss	($1,468,000)	($1,695,000)	($3,657,000)	($4,374,000)

Basic and diluted net loss per common share	($0.03)	($0.03)	($0.07)	($0.08)

Shares used in computing per share data	56,092,960	56,027,960	56,092,960	56,027,960

THERMOGENESIS CORP.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	December 31,
	2009	2008
Cash flows from operating activities:
Net loss	($3,657,000)	($4,374,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	236,000	244,000
Stock based compensation expense	299,000	228,000
Loss on impairment of equipment	26,000	—
Accretion of discount on short term investments	(1,000)	(130,000)
Net change in operating assets and liabilities:
Accounts receivable, net	(863,000)	152,000
Inventories	559,000	(462,000)
Other current assets	325,000	67,000
Other assets	39,000	6,000
Accounts payable	(187,000)	(2,122,000)
Other current liabilities	(794,000)	(33,000)

Net cash used in operating activities	(4,018,000)	(6,424,000)

Cash flows from investing activities:
Capital expenditures	(402,000)	(200,000)
Purchase of investments	(6,741,000)	(16,981,000)
Maturities of investments	8,977,000	22,000,000

Net cash provided by investing activities:	1,834,000	4,819,000

Cash flows from financing activities:
Payments on capital lease obligations	(2,000)	(7,000)

Net cash used in financing activities	(2,000)	(7,000)

Net decrease in cash and cash equivalents	(2,186,000)	(1,612,000)
Cash and cash equivalents at beginning of period	6,655,000	4,384,000

Cash and cash equivalents at end of period	$4,469,000	$2,772,000

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These products include:

•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•	AXP® AutoXpress™ Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP™ MarrowXpress™ and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood. The MXP is used for the preparation of cell concentrates, including stem cells, from bone marrow aspirates in the laboratory setting.

•	The Res-Q™ 60 BMC (Res-Q), a point-of-care system that is designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates. This product was launched in July 2009.

•	The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. The CryoSeal FS System is approved in the U.S. for liver resection surgeries. The CryoSeal FS System has received the CE-Mark which allows sales of the product throughout the European community.

This press release contains forward-looking statements, and such statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2010, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue or profitability outcome and/or in our failure to achieve the revenue levels we expect for fiscal
2010. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption “Risk
Factors” in our annual report on Form 10-K and other reports we file with the Securities and
Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com